UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2015 (December 18, 2015)
RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)
(212) 454-6260
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 4, 2015, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with Sun Life Assurance Company of Canada (the “Seller”), a Canadian corporation, which is not affiliated with the Company, RREEF America or any of their respective affiliates. On December 18, 2015, pursuant to an Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT Loudoun Gateway I, LLC (“RPT Loudoun Gateway”), a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through RPT Loudoun Gateway.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to purchase real property comprised of a 102,015 square-foot, office building located on a 7.8 acre site in Sterling, Virginia (the “Property”) for a gross purchase price of $21.95 million, exclusive of closing costs.
Item 2.01 Completion of Acquisition or Disposition of Assets

On December 21, 2015, the Company completed the acquisition of the Property. The Company funded the acquisition with existing capital and a $20.0 million borrowing from the Company's credit facility with Wells Fargo Bank, N.A. Of the $20.0 million borrowed, approximately $8.0 million is from existing borrowing capacity on previously acquired properties, while approximately $12.0 million is allocated to the Property. The credit facility bears interest at a variable per annum rate equal to the one-month British Bankers Association LIBOR Rate plus 1.70%, payable monthly, which equated to approximately 2.10% at the time of acquisition for these borrowings. With these borrowings, the Company's seven properties have a combined loan-to-cost ratio of approximately 55% and the Company has an overall loan-to-value ratio of approximately 50%.

The Property is a four-story, 102,015 square-foot Class A suburban office building located within the Loudoun Gateway Business Park at 45245 Business Court in Sterling, Virginia. The Property provides 480 surface parking spaces or 4.7 per 1,000 square feet. The Property is approximately three miles north of Washington Dulles International Airport at the intersection of Route 28 and Old Ox Road (Route 606), providing noteworthy vehicular access to a network of highways and other commuter thoroughfares that connect Northern Virginia with the broader Washington, DC metropolitan region. The greater Washington, DC metropolitan area can be accessed via four routes: Route 28, the Dulles Toll Road, Route 50, and Route 7. Dulles Town Center, Dulles Town Crossing, Dulles 28 Centre, and Reston Town Center are all within short driving distances of the Property, offering tenants a multitude of dining and entertainment options.

The Property is 100% leased to Orbital ATK, Inc., an aerospace and defense technology company.
In evaluating the Property as a potential acquisition and in determining an appropriate purchase price, the Company considered a variety of factors, including the financial performance of the Property, the location of the Property, visibility and access, age of the Property and physical condition, and local market conditions, including vacancy rates. The Company does not currently have plans to renovate the Property.

The Company has engaged Transwestern Carey Winston, L.L.C., as the property manager for Loudoun Gateway I.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before March 7, 2016, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

(d)  Exhibits
The exhibits filed as part of this Current Report on Form 8-K are identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric M. Russell
Name:	Eric M. Russell
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 22, 2015

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement of Sale, made December 4, 2015, by and between Sun Life Assurance Company of Canada and RREEF America L.L.C.
10.2	First Amendment to Agreement for Purchase and Sale of Property, made as of December 18, 2015, by and between Sun Life Assurance Company of Canada and RREEF America L.L.C.
10.3	Assignment of Purchase and Sale Agreement, made as of December 18, 2015, by and between RREEF America L.L.C. and RPT Loudoun Gateway I, LLC.